Exhibit 99.1

VISHAY INTERTECHNOLOGY UPDATES SECOND QUARTER 2019 GUIDANCE AND SCHEDULES SECOND QUARTER 2019 EARNINGS CALL

MALVERN, PENNSYLVANIA - July 10, 2019 - Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced that its results for the second fiscal quarter of 2019 are expected to be below the Company’s previous outlook. The Company now expects second quarter revenues to be in the range of $682 to $688 million, with gross margins of 25.2% to 25.8%. The previous expectation was for revenues in the range of $700 to $740 million and for gross margins of 26% to 27%.

The change in outlook is the result of weaker than expected demand mainly from distribution.

Vishay will release its results for the second quarter before the New York Stock Exchange opens on Tuesday, July 30, 2019.

A conference call to discuss Vishay’s second quarter financial results is scheduled for Tuesday, July 30, 2019 at 9:00 a.m. ET. The dial-in number for the conference call is 877 589-6174 (+1 706-643-1406, if calling from outside the United States or Canada) and the access code is 8387353.

There will be a replay of the conference call from 12:00 p.m. ET on Tuesday, July 30, 2019 through 11:59 p.m. ET on Tuesday, August 13, 2019. The telephone number for the replay is +1 855-859-2056 (+1 404-537-3406, if calling from outside the United States or Canada) and the access code is 8387353.

A live audio webcast of the conference call and a PDF copy of the press release and the quarterly presentation will be accessible directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's expected second quarter revenues, and gross margins are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected.  Results for the second fiscal quarter will only be known with certainty when the Company completes its accounting for the quarter. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.